Exhibit (e)(3)

EXECUTION COPY

AMENDMENT NO. 1 TO THE MUTUAL NONDISCLOSURE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of March 3, 2011, to the Mutual Nondisclosure Agreement (the “NDA”), dated December 8, 2010, by and between TRADESTATION GROUP, INC., a Florida corporation, and MONEX GROUP, INC., a corporation organized under the laws of Japan. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the NDA.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 10 of the NDA, the parties to the NDA wish to amend the NDA as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1.	Nondisclosure.

(a)	Section 2(a) of the NDA is hereby amended by amending and replacing the second sentence thereof in its entirety with the following:

“Recipient shall not use any Confidential and Proprietary Information and Materials of Disclosing Party for any purpose other than in connection with the Transaction or directly related uses within the spirit of this Agreement (“Permitted Uses”).”

(b)	Section 2(b) of the NDA is hereby amended and replaced in its entirety with the following:

“(b) Recipient may disclose the Confidential and Proprietary Information and Materials of Disclosing Party only to those employees, agents, attorneys, advisors and any potential or existing debt or equity financing sources of Recipient (as to such potential or existing financial sources, limited only to financial and related information necessary to enable such sources to make financing decisions concerning the Transaction) who need to know such Confidential and Proprietary Information and Materials in connection with the Permitted Uses. Recipient shall be responsible for any unauthorized disclosure or use of Disclosing Party’s Confidential and Proprietary Information and Materials by such employees, agents, attorneys, advisors or potential or existing debt or equity financing sources.”

2.	Exceptions. Section 3(a)(i) of the NDA is hereby amended and restated in its entirety with the following.

“(i) are in the public domain or generally known at the time of disclosure to, or the time obtained by, Recipient, or which, other than by reason of a breach by Recipient hereunder or its employees, agents, attorneys, advisors or any potential or existing debt or equity financing sources, come into the public domain or become generally known after the time of disclosure to, or the time obtained by, Recipient;”

3.	Term. Section 4 of the NDA is hereby amended and restated in its entirety with the following.

“Term. Recipient’s obligations under this Agreement shall remain in effect with respect to each of the Confidential and Proprietary Information and Materials until the earlier of: (a) three (3) years from the date of the Amendment; and (b) such time as Section 3(a)(i) or (iv) applies; however, if the parties enter into a written, fully-executed contract covering the Transaction, the confidentiality and nondisclosure provisions of such contract shall govern to the extent of any conflict with this Agreement.”

4.	Entire Agreement. The NDA, as modified by this Amendment, contains the entire agreement of the parties hereto concerning the subject matter hereto and thereto, and supersede all prior and contemporaneous understandings and agreements, written or oral, concerning such subject matter. The NDA, as modified by this Amendment, may only be further modified by a written instrument signed by both parties. No oral waiver shall be binding.

5.	No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the NDA, all of which are ratified and affirmed in all respects and shall continue in full force and effect. All references to “Agreement” in the NDA shall be to the NDA, as amended by this Amendment, and as it may be further amended or otherwise modified from time to time in accordance with its terms.

6.	Miscellaneous. Without limiting or reducing in any manner the scope of the first sentence of Section 5, the parties further agree that the provisions of Section 8 (Successors and Assigns), Section 9 (Governing Law) and Section 11 (Execution) of the NDA are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by its representatives.

TRADESTATION GROUP, INC.

By:	/s/ Marc Stone
	Name:	Marc Stone
	Title:	Vice President & General Counsel

[Signature Page to Amendment to Mutual Nondisclosure Agreement]

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto

Name:	Oki Matsumoto
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment to Mutual Nondisclosure Agreement]